Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
HLTH CORPORATION
2009 Preliminary Financial Guidance
(in millions, except per share amounts)

	Year Ending
	December 31, 2009
	Range
Revenue	$410.0	$440.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)
WebMD	$105.0	$120.0
Corporate	(15.0)	(14.0)

	$90.0	$106.0

Adjusted EBITDA per diluted common share	$0.83	$0.98

Interest, taxes, non-cash and other items (b)
Interest income	9.0	9.0
Interest expense (c)	(25.0)	(25.0)
Depreciation and amortization	(34.0)	(31.0)
Non-cash advertising	(1.8)	(1.8)
Non-cash stock-based compensation	(39.0)	(35.0)
Gain on repurchases of convertible notes (f)	6.6	6.6
Income tax provision (d)	(2.6)	(13.7)
Other expenses (f)	(0.3)	(0.3)

Consolidated income from continuing operations	$2.9	$14.8
Consolidated income from discontinued operations (f)	0.5	0.5

Consolidated net income before noncontrolling interest	3.4	15.3
Income attributable to noncontrolling interest	(5.0)	(7.0)

Net (loss) income attributable to HLTH stockholders (e)	$(1.6)	$8.3

Net income attributable to HLTH stockholders per common share:
Basic	$(0.02)	$0.08

Diluted	$(0.01)	$0.08

Weighted-average shares outstanding used in computing net income attributable to HLTH stockholders per common share:
Basic	103.0	103.0
Diluted	108.0	108.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures.

(b)	Reconciliation of Adjusted EBITDA to consolidated income from continuing operations.

(c)	Interest expense includes additional non-cash interest expense from the January 1, 2009 adoption of Financial Accounting Standards Board’s Staff Position APB Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).”

(d)	The income tax provision excludes any benefit relating to any reversal in 2009 of the valuation allowance against deferred tax assets.

(e)	Net income attributable to HLTH stockholders excludes guidance relating to the HLTH’s discontinued operations.

(f)	This table reflects actual income and expense through March 31, 2009 for “gain on repurchases of convertible notes,” “other expenses” and “consolidated income from discontinued operations” but does not reflect guidance for these items in any future quarter. We do not make projections for these items, although they may recur in future quarters.